UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2026

AVISTA CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Washington	001-03701	91-0462470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1411 East Mission Avenue
Spokane, Washington		99202-2600
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 509 489-0500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AVA	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.03 for a discussion of the issuance and sale by the Company of two series of first mortgage bonds.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 14, 2026, Avista Corporation (Avista Corp. or the Company) issued and sold $90.0 million of 4.77 percent first mortgage bonds due in 2029 and $70.0 million of 6.10 percent first mortgage bonds due in 2056 pursuant to a bond purchase agreement with institutional investors in the private placement market. The Company expects to issue and sell an additional $70.0 million of 6.10 percent first mortgage bonds under this bond purchase agreement in August 2026. The new first mortgage bonds were issued under and in accordance with the Mortgage and Deed of Trust, dated as of June 1, 1939, from the Company to Citibank, N.A., trustee, as amended and supplemented by various supplemental indentures and other instruments, including the Seventieth Supplemental Indenture, dated as of May 1, 2026 (the “Mortgage”). The new bonds are subject to redemption prior to maturity, at the option of the Company, at a redemption price equal to the principal amount thereof plus a “make-whole” premium and plus accrued interest. In addition, if the Company determines that it is reasonably likely that an original purchaser of bonds of either series is a “specified foreign entity” (as defined in Section 7701 (a)(51)(B) of the Internal Revenue Code of 1986, as amended), the bonds held by such purchaser would be redeemable prior to maturity, at the option of the Company, at a redemption price of 100 percent of the principal amount thereof plus accrued interest. The Mortgage constitutes a lien on substantially all the property of the Company (other than excepted property).

The net proceeds from the sale of the new bonds will be used to refinance existing indebtedness and utility capital expenditures.

The bonds have not been, and will not be, registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Mortgage, as previously amended and supplemented, is referred to in and filed as Exhibits 4.1 through 4.70 to the Company’s Annual Report on Form 10-K for the year 2025.

Section 5 – Corporate Governance and Management

Item 5.07 Submission of Matters to a Vote of Security Holders.

The 2026 Annual Meeting of Shareholders of Avista Corporation (Avista Corp.) was held on May 14, 2026. Four proposals were submitted to shareholders as disclosed in Avista Corp.'s Definitive Proxy Statement filed on April 1, 2026, three of which were approved. There were 82,359,072 shares of common stock issued and outstanding as of March 13, 2026, the record date, with 72,287,745 shares represented at the meeting. The proposals and the results of the voting are as follows:

Proposal 1: Election of eleven directors, for one-year terms expiring at the 2027 Annual Meeting of Shareholders, and until their successors are elected.

Director	For	Against	Abstain	Broker Non-Votes
Julie A. Bentz	65,044,528	262,432	141,220	6,839,565
Donald C. Burke	63,703,512	1,590,088	154,580	6,839,565
Kevin B. Jacobsen	64,985,237	308,391	154,552	6,839,565
Rebecca A. Klein	64,058,130	1,249,310	140,740	6,839,565
Sena M. Kwawu	64,992,991	302,410	152,779	6,839,565
Scott H. Maw	64,086,499	1,202,858	158,823	6,839,565
Scott L. Morris	63,739,971	1,552,127	156,082	6,839,565
Jeffry L. Philipps	64,934,330	352,405	161,445	6,839,565
Heather L. Rosentrater	64,655,105	651,224	141,851	6,839,565
Heidi B. Stanley	63,734,859	1,563,792	149,529	6,839,565
Janet D. Widmann	58,951,492	6,351,486	145,202	6,839,565

All directors were elected since the number of votes cast “for” each nominee exceeded the number of votes “against.” Abstentions and broker non-votes had no effect on the election.

Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2026.

For	Against	Abstain	Broker Non-Votes
69,874,464	2,281,840	131,441	N/A

This proposal was approved as the number of votes cast “for” exceeded the number of votes “against.” Abstentions had no effect on the outcome.

Proposal 3: Advisory (non-binding) vote on executive compensation.

For	Against	Abstain	Broker Non-Votes
62,854,984	2,274,875	318,321	6,839,565

This advisory (non-binding) resolution was approved as the number of votes cast “for” exceeded the number of votes “against.” Abstentions and broker non-votes had no effect on the outcome.

Proposal 4: Amendment of the Restated Articles of Incorporation to reduce the shareholder approval requirement for specified matters from 80% of the total number of shares of common stock outstanding to a majority of such shares outstanding.

For	Against	Abstain	Broker Non-Votes
64,317,253	805,879	325,048	6,839,565

This proposal was not approved as it did not receive the affirmative vote of the holders of 80 percent of the issued and outstanding shares of Avista Corp. common stock. Abstentions and broker non-votes had the same effect as negative votes.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
4.1	Seventieth Supplemental Indenture to the Mortgage dated as of May 1, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Avista Corporation
(Registrant)

Date:	May 19, 2026	By:	/s/ Kevin J. Christie
Kevin J. Christie Senior Vice President, Chief Financial Officer, Treasurer and Regulatory Affairs Officer